Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 1986 Stock Option Incentive Plan of The J.M. Smucker Company, the Amended and Restated 1989 Stock-Based Incentive Plan of The J.M. Smucker Company and the Amended and Restated 1997 Stock-Based Incentive Plan of The J.M. Smucker Company of our report dated June 6, 2003, with respect to the consolidated financial statements of The J.M. Smucker Company incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Akron, Ohio

June 17, 2004